Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Announces Agreement to Acquire Avitide Inc.

•	Proposed acquisition strengthens Repligen’s Proteins business

•	Adds a market leader in affinity ligand discovery and development and complements established partnership with Navigo GmbH

•	Strategically moves Repligen into affinity resin solutions for gene therapy

•	Avitide is expected to contribute approximately $10 million in revenue in 2022 and be accretive to Repligen’s adjusted earnings per share in 2023

WALTHAM, MA – September 16, 2021 — Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today announced that it has entered into a definitive agreement to acquire privately-held Avitide Inc., for approximately $150 million, comprised of $75 million in cash plus $75 million in Repligen common stock in addition to performance-based earnout payments over the next three years. Avitide is a leading chromatography developer with diverse affinity ligand libraries and best-in-class ligand-to-resin development timelines.

Tony J. Hunt, President and CEO of Repligen said, “The addition of Avitide is a major step forward in building out our Proteins business and in particular our affinity ligand discovery engine. This acquisition builds off the excellent partnership we have already established with Navigo GmbH and really strengthens and expands our ligand discovery and development capabilities. We are excited to have the entire Avitide team join Repligen and look forward to accelerating the commercialization of Avitide’s discovery platform. Together, we anticipate bringing many new products to market over the coming years, directly addressing the growing need for affinity solutions in gene therapy and other emerging modalities.”

Kevin Isett, President and CEO of Avitide said, “We have made tremendous progress in affinity ligand and chromatography development over the past decade. Avitide’s culture of rapid and continuous technology innovation is what differentiates us from other companies and it is where we feel a strong kinship with Repligen. Repligen is the ideal partner to drive the expanded adoption of existing products and introduction of new products to the market through the combination of their established global operational and commercial capabilities and Avitide’s unique and differentiated affinity chromatography discovery platform.”

Approvals and Financing

The transaction is expected to be completed during the third quarter of 2021, subject to the satisfaction of customary closing conditions. To fund the transaction, Repligen intends to use its cash on hand, which totaled approximately $734 million at June 30, 2021. Perella Weinberg Partners LP is acting as financial advisor and Goodwin Procter LLP is serving as legal counsel to Repligen. EC M&A is acting as the financial advisor and Morgan, Lewis & Bockius LLP is serving as the legal counsel to Avitide for the transaction.

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that increase efficiencies in the process of manufacturing biological drugs. We are inspiring advances in bioprocessing for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our corporate headquarters are located in Waltham, Massachusetts, with additional administrative and manufacturing operations worldwide. The majority of our manufacturing sites are located within the U.S. (California, Massachusetts, New Jersey and New York), and outside of the U.S. we have sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the company, including Repligen news releases, see our website at www.repligen.com. Follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, express or implied statements or guidance regarding the expected results of the proposed acquisition of Avitide, Inc. on Repligen’s future financial performance, including the accretive nature and the timing of the accretive nature of the acquisition, expected synergies following the acquisition of Avitide, customer adoption of Avitide’s products, the expected expansion of Repligen’s product lines, the timing of the closing of the acquisition and other statements identified by words like “believe,” “expect,” “anticipate,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the risk that the proposed acquisition may not be completed in a timely manner, or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition; our ability to integrate Avitide’s business and personnel and to achieve expected synergies; our ability to maintain or expand Avitide’s historical sales; our ability to accurately forecast the acquisition, related restructuring costs and allocation of the purchase price, goodwill and other intangibles acquisition related and other asset adjustments; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K and the most recently filed Quarterly Report on Form-10-Q on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. These forward-looking statements reflect management’s current views and are based only on information currently available to us. Repligen does not undertake to update, whether written or oral, any of these forward-looking statements to reflect a change in its views or events or circumstances, whether as a result of new information or otherwise, that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

# # #

3